Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 1-A of our audit report dated March 29, 2022, relating to the consolidated financial statements of Dimicron, Inc. dba Dymicron, appearing in this Report on Form 1-A, for the years ended December 31, 2021 and 2020. Our report dated, March 29, 2022, with respect to those financial statements includes an emphasis of matter paragraph relating to the uncertainty of Dimicron, Inc. dba Dymicron’s ability to continue as a going concern.

Larson & Company, PC

Salt Lake City, Utah

September 22, 2022